Exhibit b-128





              ARTICLES OF INCORPORATION
                          OF
          DIGITAL TELEPORT OF VIRGINIA, INC.

     The undersigned, being an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a corporation authorized by law to issue shares, pursuant to the provisions of the Virginia Stock Corporation
Act, Chapter 9 of Title 13.1 of the Code of Virginia.

     FIRST:  The corporate name for the corporation
(hereinafter called the "corporation") is Digital
Teleport of Virginia, Inc.

     SECOND: The total number of shares of capital stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $.0l per share.

     THIRD: The post office address with street and number of the initial registered office of the corporation in the Commonwealth of Virginia is c/o
McSweeney Burtch & Crump, P.C., 11 South 12th Street,
Richmond, Virginia 23219. The county or city in the Commonwealth of Virginia in which the said registered office of the corporation is located is the City of Richmond.

     The name of the initial registered agent of the corporation at the said registered office is Beverly L.
Crump. The said initial registered agent meets with the requirements of Section 13.1-619 of the Virginia Stock
Corporation Act, inasmuch as he is a resident of the Commonwealth of Virginia and a member of the Virginia
State Bar. The business office of the said registered agent of the corporation is identical with the said registered office of the corporation.

     FOURTH: No holder of any of the said shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities, or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.


         FIFTH:   The purposes or purposes for which
the corporation is organized are to conduct business as a public service company for the purpose of providing telephony service in the Commonwealth of Virginia. The corporation shall not conduct any other kind of public service business in the Commonwealth of Virginia and shall not have general business powers in the Commonwealth of Virginia provided, however, that the corporation may conduct in the Commonwealth of Virginia such other public service business or nonpublic service business so far as may be related to or incidental to its public service business described above, and provided, further, that the corporation may conduct in any other state any such business as may be authorized or permitted by the laws thereof

     SIXTH: The names and the addresses of the individuals who are to serve as the initial directors of the corporation are:

Richard D. Weinstein          Jerome W. Sheehy
8112 Maryland Ave.            8112 Maryland Ave.
4th floor                     4th floor
St. Louis, MO 63105           St. Louis, MO 63105


     SEVENTH: Regarding the management of the business and the regulation of the affairs of the corporation, and for defining, limiting, and regulating the powers of the corporation, its directors, and shareholders, it is further provided:

              The corporation shall, to the fullest
extent permitted by the provisions of the Virginia
Stock Corporation Act, as the same may be amended and supplemented, indemnify, any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                   EIGHTH: The duration of the
corporation shall be perpetual.


         Signed on September 14, 1998.


          /s/Connie B. Walsh
          Connie B. Walsh, Incorporator